DESCRIPTION OF COMMON SHARES
The following is a description of the common shares of Millicom International Cellular S.A. (the “Company,” “we,” “us,” “our” and “MIC S.A.”). Such description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of our articles of association.
Registration and Object
Millicom International Cellular S.A. is a public limited liability company (société anonyme) governed by the Luxembourg law of August 10, 1915 on Commercial Companies (as amended), incorporated on June 16, 1992, and registered with the Luxembourg Trade and Companies’ Register (Registre du Commerce et des Sociétés de Luxembourg) under number B 40.630.
The articles of association of MIC S.A. define its purpose inter alia as follows: “... to engage in all transactions pertaining directly or indirectly to the acquisition and holding of participating interests, in any form whatsoever, in any Luxembourg or foreign business enterprise, including but not limited to, the administration, management, control and development of any such enterprise”. At the extraordinary general meeting of shareholders held on January 7, 2019, the shareholders adopted the Amended and Restated Articles of Association.
Common Shares
As of December 31, 2019, the Company’s authorized and registered share capital comprised 133,333,200 common shares.
Directors
Restrictions on Voting
If a director has a personal material interest in a proposal, arrangement or contract to be decided by MIC S.A., the amended and restated articles of association provide that the validity of the decision of MIC S.A. is not affected by a conflict of interest existing with respect to a director. However, any such personal interest must be disclosed to the Board of Directors ahead of the vote and the relevant director shall abstain from considering and voting on the relevant issue. Such conflict of interest must be reported to the next general meeting of shareholders.
Compensation and Nomination
The decision on annual remuneration of directors (“tantièmes”) is reserved by the amended and restated articles of association to the general meeting of shareholders. Directors are therefore prevented from voting on their own compensation. However, directors may vote on the number of shares they own, including the shares allotted under any share based compensation scheme.

The Nominations Committee makes recommendations for the election of directors to the annual general meeting of shareholders (the “AGM”). At the AGM, shareholders may vote for or against the directors proposed or may abstain. The Nominations Committee reviews and recommends the directors’ fees which are approved by the shareholders at the AGM.
In proposing persons to be elected as directors at the AGM, the Company must comply with the nomination committee rules of the Swedish Code of Corporate
Governance, so long as such compliance does not conflict with applicable mandatory law or regulation or the mandatory rules of any stock exchange on which the Company’s shares are listed. In the event that the Company does not comply with the nomination committee rules of the Swedish Code of Corporate Governance and a committee of the
Board is established to propose persons to be elected as directors at the AGM, any
Shareholder holding at least 20% of the issued and outstanding shares of the Company, excluding treasury shares, has the right to designate: (1) one of the then-serving directors to be a member of such committee, so long as such designation and the director so designated meet the requirements of any applicable mandatory law or regulation or the mandatory rules of any stock exchange on which the Company’s shares are listed, and (2)
one person, who may or may not be a director, to attend any meeting of such committee as an observer, without the right to vote at such meeting, so long as such attendance does not conflict with applicable mandatory law or regulation or the mandatory rules of any stock exchange on which the Company’s shares are listed. Any designation made pursuant to this provision lapses upon such designating Shareholder holding less than
20% of the issued and outstanding shares of the Company, excluding treasury shares.

Borrowing Powers
The directors generally have unrestricted borrowing powers on behalf of and for the benefit of MIC S.A.
Age Limit
There is no age limit for being a director of MIC S.A. Directors could be elected for a maximum period of six years, but the Company has followed the practice of electing them annually at the AGM.
Share Ownership Requirements
Directors need not be shareholders in MIC S.A.
Shares
Rights Attached to the Shares

MIC S.A. has only one class of shares, common shares, and each share entitles its holder to:

•	one vote at the general meeting of shareholders,

•	receive dividends when such distributions are decided, and

•
share in any surplus left after the payment of all the creditors in the event of liquidation. There is a preferential subscription right pursuant to Luxembourg corporate law under any share or rights issue for cash, unless the Board of Directors, within the limits specified in the amended and restated articles of association, or an extraordinary general meeting of shareholders, as the case may be, restricts the exercise thereof.

Redemption of Shares
The amended and restated articles of association provide for the possibility and set out the terms for the repurchase by MIC S.A. of its own shares, which repurchase must be approved in accordance with applicable law and the rules of any exchange on which MIC S.A.’s shares are listed.
Sinking Funds
MIC S.A. shares are not subject to any sinking fund.
Liability for Further Capital Calls
All of the issued shares in MIC S.A.’s capital are fully paid up. Accordingly, none of MIC S.A.’s shareholders are liable for further capital calls.
Principal Shareholder Restrictions
There are no provisions in the amended and restated articles of association that discriminate against any existing or prospective holder of MIC S.A.’s shares as a result of such shareholder owning a substantial number of shares.
Changes to Shareholder’s Rights
In order to change the rights attached to the shares of MIC S.A., an extraordinary general meeting of shareholders must be duly convened and held before a Luxembourg notary, as under Luxembourg law such change requires an amendment of the articles of association. A quorum of presence of at least 50% of the shares present or represented is required at a meeting held after the first convening notice, whereas there is no quorum of presence requirement at a meeting held after the second convening notice. Any decision must be taken by a majority of two thirds of the shares present or represented at the general meeting. Any change to the obligations attached to shares may be adopted only with the unanimous consent of all shareholders.

Shareholders’ Meetings
General meetings of shareholders are convened by convening notice published in the Luxembourg Official Gazette (Journal des Publications, Recueil Electronique des Sociétés et Associations), in a Luxembourg newspaper, in short version in the Swedish newspaper SvD, as a press release and on the Millicom website. According to article 18 of the amended and restated articles of association of MIC S.A., the Board of Directors determines in the convening notice the formalities to be observed by each shareholder for admission to the AGM. An AGM must be convened every year within six months of the end of the financial year, at the registered office of the Company or any other place in Luxembourg as may be specified in the convening notice. Other meetings can be convened as necessary.
Limitation on Securities Ownership
There are no limitations imposed under Luxembourg law or the amended and restated articles of association on the rights of non-resident or foreign entities to own shares of the Company or to hold or exercise voting rights on shares of the Company.
Change of Control
There are no provisions in the amended and restated articles of association of the Company that would have the effect of delaying, deferring or preventing a change in control of MIC S.A. and that would operate only with respect to a merger, acquisition or corporate restructuring involving the Company, or any of its subsidiaries.
Luxembourg laws impose the mandatory disclosure of an important participation in Millicom and any change in such participation.
Disclosure of Shareholder Ownership
As required by the Luxembourg law on transparency obligations of January 11, 2008, as amended (the “Transparency Law”), a shareholder who acquires or disposes of shares, including depositary receipts representing shares in the Company’s capital must notify the Company’s Board of Directors of the proportion of shares held by the relevant person as a result of the acquisition or disposal, where that proportion reaches, exceeds or falls below the thresholds referred to in the Transparency Law. As per the Transparency Law, the above also applies to the mere entitlement to acquire or to dispose of, or to exercise, voting rights in any of the cases referred to in the Transparency Law.

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